רן כהן - חשיבה יוצרת בע"מ
מתן פתרונות מיסוי, יעוץ וליווי עסקאות

בית אמות משפט, שד' שאול המלך 8 ת"א 64733
טל' 972-3-6938380, פקס: 972-3-6960202
רח' האמוראים 7 רחובות, נייד: 050-6209077

Mr. Shlomo Palas – CEO
Blue Sphere Corporation

29.6.2011

Dear Sir
Following our last meeting on 26.11.2011, we are glad to offer you our services as follows:

1. Tax consultancy on Israeli tax matters concerning Blue Sphere Corporation, a company traded in a stock exchange in the USA ("The Company") and Israeli companies affiliated to it. The service provided by us will be within our area of expertise and will comprise subjects such as the Israeli aspects in global tax planning, tax issues related to the Global Option Plan that the Company has adopted for its directors, employees and consultants, Israeli tax implications on deals signed abroad or on projects being executed outside of Israel (" Professional Services"). We will be at your disposal as needed during the term of this agreement.
2. This agreement is valid for one year from the date of its signature ("First Term"). The compensation for the Professional Services during this year, will be as follows:
   2.1 NIS 5,000 + VAT upon signing this agreement.
   2.2 NIS 10,000 + VAT 30 days after signing this agreement.
   2.3 300,000 restricted common shares of the Company, 50% of them locked up for a period of 9 months and 50% of them locked up for a period of 12 months (First Portion Shares).
3. In addition to the compensation mentioned in clause 2 and immediately after the First Term, provided that we have not violated this agreement in any way and provided that our services have been satisfactory to the Company, this agreement will be extended to additional eighteen months ("Second Term"). As compensation to this extension, we will receive additional 400,000 shares of the Company, locked up for a period of 6 months (Second Portion Shares).
4. It is agreed that First Portion Shares and Second Portion Shares will be given in a way of Options instead of shares subject to a notice of 30 days in advance given by us to you before any of the shares were issued.
5. It is agreed that First Portion Shares and Second Portion Shares will have Tag Along rights in case that the control on the Company will be sold to a third party and/or in case of a merge event.
6. It is agreed that if special non conventional tax certificates or special extraordinary pre-ruling agreements from the tax authorities will be needed and we will be asked to deal with them, a separate compensation will be negotiated between us.
7. This agreement and any document, recommendation, review, tax calculations, tax estimations, etc, that will be produced as a result of this agreement will be kept in strict confidence. This clause survives the term of this agreement.
8. Any document, recommendation, review, tax estimations, opinion, etc provided by us to you depend on the accuracy and completeness of the data given by you to us and to the tax authorities in Israel.

Sincerely Yours,
Ran Cohen C.P.A.

רן כ

We hereby agree to the terms above:

S. Palas

Shlomo Palas, CEO,
Blue Sphere Corporation